Party A: Yin Yunlu	Party B: Han Shouqiang
ID No. 220603196702112016	ID No. 372321198211248074
Address: No. 81, Qingnian Road, Lvyuan District, Changchun City	Address: No. 277, Huji Village, Huji Town, Huimin County, Shandong Province

Trust Agreement

This Agreement has been made by and between Party A and Party B through friendly negotiation with regards to Party A’s  entrustment of Party B to act as the trustee of Party A’s shareholder:

I. Contents

Party A trusts Party B as the holder of contribution of RMB 8 million Yuan (the contribution accounts for 80% of the registered capital (10 million Yuan) of Shandong Yaoyuan Pharmaceutical Co., Ltd., hereinafter referred to as the“entrusted stock”) of Shandong Yaoyuan Pharmaceutical Co., Ltd. to execute the relevant rights as the shareholder; Party B voluntarily accepts the entrustment of Party A and executes the relevant rights of shareholders.

II. Trusted rights

Party A trusts Party B to execute the following rights: Party B regards the entrusted stock in its own name as the contribution of Shandong Yaoyuan Pharmaceutical Co., Ltd., puts its name to the registered shareholders’name list of Shandong Yaoyuan Pharmaceutical Co., Ltd., participates the relevant activities, receives the dividend or bonus, presents at the shareholder’s meeting and exercises voting rights, as well as performs the Corporate Law and other rights of shareholders authorized by the Articles of Association of Shandong Yaoyuan Pharmaceutical Co., Ltd., in the name of shareholder.

III. Rights and obligations of Party A

1. As the actual contributor of the above-mentioned investment, Party A has the actual rights of shareholder of Shandong Yaoyuan Pharmaceutical Co., Ltd. and acquires the relevant income from investment; Party B puts Party A’s contribution for Shandong Yaoyuan Pharmaceutical Co., Ltd. in its own name, and holds the shareholder’s rights from the contribution in trust for Party A, and Party B does not enjoy the profit right or handling right from the contribution (including but not limited in the transfer and pledge of shareholder’s rights).

2. During the entrustment period, Party A has right to transfer the relevant shareholder’s rights to its own name or any third party appointed if conditions permit, and Party B shall agree and accept the relevant illegal documents unconditionally; Party A shall assume the relevant fees and tax fees of the entrusted stock (including but not limited in the counsel fees, audit fees and assets evaluation fees of investment programs related to the entrusted stock); Party A shall also assume the fees of registration change if Party B transfers the entrusted stock to Party A or the third party appointed by Party A.

3. As the entrusting party, Party A has the obligation to observe the Articles of Association of Shandong Yaoyuan Pharmaceutical Co., Ltd., this Agreement and regulations of the Corporate Law and contributes promptly in cash, and assume all the risks within the contribution limit.

4. As the actual owner of the “entrusted stock”, Party A has right to supervise and correct the improper behavior of Party B in accordance with the Agreement; and it has right to request Party B to compensate for the actual losses caused by improper behavior of Party B, but Party A shall not intervene in normal operation of Party B.

5. Party A has right to terminate the entrustment of Party B legally and request to transfer the relevant “entrusted stock”to the new trustee if Party A considers that Party B cannot perform the obligations, but the situation shall be notified to Party B in advance of 15 days by written form.

IV. Rights and obligations of Party B

1. As the trustee, Party B has the right to participate in the operation and management of Shandong Yaoyuan Pharmaceutical Co., Ltd. or supervise the operation and management of Shandong Yaoyuan Pharmaceutical Co., Ltd. in the name of nominee shareholder, but Party B shall not seek profits for itself.

2. Without written permission of Party A in advance, Party B shall not sub-entrust the above entrusted stock and its shareholder’s equity to be hold by the third party.

3. As the nominee shareholder of Shandong Yaoyuan Pharmaceutical Co., Ltd., Party B shall promise that its stock equity of Shandong Yaoyuan Pharmaceutical Co., Ltd. is limited by the contents of the Agreement. During the process of participating in the operation and management of Shandong Yaoyuan Pharmaceutical Co., Ltd. in the name of shareholder, Party B shall notify to Party A three days in advance and get the oral or written authorization of Party A to exercise the voting rights. Without the written authorization of Party A, Party B shall not transfer, dispose or set up guarantee to the “entrusted stock” and all its returns hold, or enforce any behavior that may damage the interests of Party A.

4. When Party B transferring the “entrusted stock” and all its returns after getting the written authorization of Party A, the transferee of the stock shall continue to hold the “entrusted stock” for Party A in the name of itself and exercise the shareholder’s rights of the “entrusted stock”.

5. Under the condition that Party B is the actual shareholder of Shandong Yaoyuan Pharmaceutical Co., Ltd. and the ratio of stocks of Shandong Yaoyuan Pharmaceutical Co., Ltd. hold by Party B (excluding the entrusted stock) is more than 50%, if Party B has disagreement with Party A and there is no compromise, Party B shall notify the opinion on the voted matters to Party A before voting. In that case, Party A shall agree Party B to vote according to self opinion.

6. Party B shall promise to deliver all returns on investment caused by the entrusted stock in the future (including cash dividend, bonus or any other income distribution) to Party A and transfer all returns on investment to the account designated by Party A within 15 days after gaining the returns . If Party B fails to do so, it shall pay the liquidated damage equal to the bank overdue loan interest over the same period to Party A.

V. Confidentiality

Both parties shall be responsible for keeping any commercial information of the other party touched or learned about during the process of performing the Agreement confidential, unless otherwise obvious evidence is provided to verify the information belongs to public knowledge or it gets written authorization of the other party in advance. The confidentiality obligation shall continue to be effective after the termination of the Agreement. If any party violates the obligation and causes loss to the other party, it shall compensate for the corresponding loss of the other party.

VI. Settlement of disputes

Disputes aroused by performing the Agreement shall be solved by Party A and Party B through friendly negotiation; if it fails, both parties agree to appeal to Jinan Municipal Intermediate People's Court of Shandong Province for settlement.

VII. Others

1.	The Agreement has two copies, with Party A and Party B holding one respectively, covering same legal effect.

2.	The Agreement will come into force since the date signed by the authorized representatives of both parties.

This is the signature page, no text below.

Party A (Seal): Yin Yunlu

ID No.: 220603196702112016

Party B (Seal): Han Shouqiang

ID No.: 372321198211248074

Date and Place of Signing: Mar. 20, 2010      Jinan City of Shandong Province